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                                                                    EXHIBIT 99.1

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                                   Press Release

                          THE TITAN CORPORATION COMPLETES
                         ACQUISITION OF HORIZONS TECHNOLOGY

SAN DIEGO, CA, JULY 1, 1998 - The Titan Corporation (NYSE:TTN) announced today completion of the acquisition of Horizons Technology, Inc. Titan has acquired all of the outstanding shares of Horizons stock for approximately $19 million of Titan stock in a tax free exchange. Horizons is expected to generate approximately $30 million in revenue in 1998, and has a current backlog of approximately $60 million.

     Gene W. Ray, Titan President and Chief Executive Officer stated, "The addition of Horizons to the Titan Corporation will significantly enhance our core defense information technology capabilities as well as our expanding commercial software business. Our Titan Technologies and Information Systems subsidiary now has annualized revenues of nearly $200 million and significant enhanced capability which will allow us to pursue much larger procurements".

     Horizons, headquartered in San Diego, CA, is a provider of systems engineering and program management services, computer systems integration and high-end software, primarily to the U.S Department of Defense. Horizons also has a commercial software business that provides geographical information systems and mapping information that can be purchased over the Internet.


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               3033 Science Park Road - San Diego, California 92121
                                  (619) 552-9500

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     The company was founded in 1977 in San Diego, principally under the guidance of Dr. James Palmer, the firm's CEO. Other major Horizons facilities are located in Boston, MA and Melbourne, FL. Horizons has more than 250 employees.

     Earl Pontius, Horizons President stated, "Our skills certainly mesh well with those of Titan and we are confident being part of The Titan Corporation will enable us expand our business opportunities in the coming months."

     The Titan Corporation, headquartered in San Diego, California, provides state-of-the-art information technology and electronic systems and services for commercial and government clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, and other risks described in the Company's Securities and Exchange Commission filings.

    CONTACT:  SHARON DONAHOO, INVESTOR RELATIONS (619) 552-9400/INVEST@TITAN.COM

    PRESS RELEASES AND OTHER TITAN INFORMATION ARE AVAILABLE ON THE TITAN
                                   CORPORATION'S
                     World Wide Web site: HTTP://WWW.TITAN.COM/

 IF YOU WOULD LIKE TO RECEIVE PRESS RELEASES VIA ELECTRONIC MAIL, PLEASE CONTACT
          THE CORPORATE COMMUNICATIONS DEPARTMENT AT CORPCOMM@TITAN.COM.


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               3033 Science Park Road - San Diego, California 92121
                                  (619) 552-9500